Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-80706 and 33-65756) pertaining to the 1993 Employee Stock Option Plan and the 1993 Director Stock Option Plan of OPTi Inc. of our report dated June 27, 2008 with respect to the consolidated financial statements of OPTi Inc. included in the Annual Report (Form 10-K) for the year ended March 31, 2008.

/s/ ERNST & YOUNG LLP

Palo Alto, California

June 29, 2009